EXHIBIT 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT ASHTON PARTNERS:
Dennis Letham Chief Financial Officer (224) 521-8601	Chris Kettmann Investor and Media Inquiries (312) 553-6716

ANIXTER INTERNATIONAL INC.
REPORTS THIRD QUARTER NET INCOME OF $1.51 PER DILUTED SHARE
ON SALES OF $1.52 BILLION

GLENVIEW, IL, October 23, 2007 – Anixter International Inc. (NYSE: AXE), the world’s leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts (“C” Class inventory components) to Original Equipment Manufacturers (“OEMs”), today reported results for the quarter ended September 28, 2007.

Third Quarter Highlights

•	Sales of $1.52 billion, including $31.7 million from a series of acquisitions completed over the past twelve months, rose 14 percent compared to sales of $1.33 billion in the year ago quarter.

•	Quarterly operating income of $118.2 million reflected a 23 percent increase from the $96.1 million reported in the third quarter of 2006.

•	Net income in the quarter declined 15 percent, to $64.8 million, or $1.51 per diluted share, from $76.2 million, or $1.76 per diluted share. In last year’s third quarter the company reported a gain of $22.8 million or 53 cents per diluted share arising primarily from a settlement with the Internal Revenue Service. Excluding the settlement from the prior year third quarter, net income and diluted earnings per share increased 21 percent and 23 percent, respectively.

•	Cash flow generated from operations was $10.0 million as compared to $17.4 million used in operations in the year ago quarter.

Financial Highlights
(In millions, except per share amounts)

	Three Months Ended			Nine Months Ended
	Sept. 28,	Sept. 29,	Percent	Sept. 28,	Sept. 29,	Percent
	2007	2006	Change	2007	2006	Change
Net Sales	$1,521.2	$1,330.5	14%	$4,361.4	$3,640.8	20%
Operating Income	$118.2	$96.1	23%	$324.7	$246.7	32%
Net Income	$64.8	$76.2	-15%	$183.0	$156.9	17%
Diluted Earnings Per Share	$1.51	$1.76	-14%	$4.32	$3.66	18%
Diluted Weighted Shares	42.9	43.3	-1%	42.4	42.9	-1%

Robert Grubbs, President and CEO, stated, “The 14 percent sales growth generated in the current quarter was particularly encouraging in light of the significant economic uncertainty that existed during the quarter, especially relating to the difficult credit environment in the U.S., our largest market. Our growth reflects the fact that we continued to see strong growth in most major geographies and end markets that we serve on a global basis. Based on our results through the first nine months we are in a good position to have another record setting year of sales and earnings.”

Third Quarter Results

For the three-month period ended September 28, 2007, sales of $1.52 billion produced net income of $64.8 million, or $1.51 per diluted share. Included in the current year’s third quarter results were sales of $31.7 million from a series of acquisitions completed in the past year. In the prior year period, sales of $1.33 billion generated net income of $76.2 million, or $1.76 per diluted share.

The third quarter 2006 results included $22.8 million, or 53 cents per diluted share, of income primarily associated with a refund received from the Internal Revenue Service. Excluding the refund from the prior year third quarter, net income in the current quarter increased 21 percent. This refund resulted from the final settlement of income taxes covering the period of 1996 through 1998. The interest income portion of this settlement of $7.7 million (after-tax impact of $4.7 million) was reflected on the ‘Other, net’ line of the prior year quarter’s income statement. The remaining portion of the settlement was recorded as an $18.1 million reduction to the 2006 third quarter tax provision.

Operating income in the third quarter increased 23 percent to $118.2 million as compared to $96.1 million in the year ago quarter. For the latest quarter, operating margins were a record 7.8 percent compared to 7.2 percent in the third quarter of 2006.

First Nine Month Results

For the nine-month period ended September 28, 2007, sales of $4.36 billion produced net income of $183.0 million, or $4.32 per diluted share. Included in the 2007 nine-month results were sales of $105.0 million from a series of acquisitions completed in the past year. Net income in the first nine months of 2007 also includes a $2.1 million gain, or 5 cents per diluted share, primarily from the settlement of certain income tax audits occurring during the first six months of this year. In the prior year period, sales of $3.64 billion produced net income of $156.9 million or $3.66 per diluted share. These results are inclusive of the above-discussed third quarter 2006 income tax settlement that added $22.8 million or 53 cents per diluted share to the year ago results.

Operating income in the first nine months of fiscal 2007 increased by 32 percent to $324.7 million as compared to $246.7 million in the year ago period. Operating margins in the first nine months of 2007 were 7.4 percent as compared to 6.8 percent in the prior year period.

Recent Sales Trends

Commenting on recent sales trends, Grubbs said, “Third quarter sales growth was very much in line with the expectation we laid out when we reported our second quarter results. After adjusting for a series of acquisitions completed in the past year, as well as for the favorable foreign exchange impact of $35.9 million on third quarter 2007 sales, our third quarter sales grew at a year-over-year organic rate of 9 percent. Once again we want to highlight that the consecutive quarter growth trend for the second quarter exceeded normal historical growth patterns. We cautioned that as a result of this, consecutive quarter growth from the second to third quarter would likely be below normal historical patterns, which it was. Looking at the second and third quarters together, we see a growth pattern that in total through the first nine months was similar to historical patterns.”

Grubbs continued, “Sales growth in the current quarter was especially positive in light of the economic uncertainty that existed throughout much of the quarter, particularly in the U.S. Once again the diversity of the end markets and geographies that we serve, and the fact that a majority of these markets performed well, contributed to good overall performance. The factors driving our organic growth were consistent with those we have seen during the past couple of years. In the most recent quarter, we again experienced good levels of larger project business, together with solid day-to-day trends throughout all parts of the business. At the same time, we have continued to experience strong growth in the security and OEM markets. Copper prices had no meaningful impact on our organic growth in the most recent quarter as year-on-year price fluctuations stabilized. Market-based copper prices averaged approximately $3.48 per pound during the quarter compared to $3.54 per pound in the year ago third quarter.”

“In North America we saw year-over-year sales grow by 8 percent to $1.07 billion in the most recent quarter,” commented Grubbs. “Foreign exchange rates generated an additional $11.4 million in third quarter sales as compared to the year ago quarter. During the quarter we saw a few project timing issues that pushed out some business that we thought would finalize in the third quarter to future dates. This delayed project timing, however, was primarily confined to western Canada, where a very strong economy and a concurrent tight labor market are causing project construction timelines to slip. Thus, the market is good and we remain confident in the overall probability of these sales. At the same time we experienced very solid new order flows in North America, particularly in the enterprise cabling and security solutions market.”

Grubbs went on to say, “In Europe, we saw sales climb by 32 percent, or an increase of $77.5 million, versus the year ago quarter, of which $21.0 million was due to exchange rate differences and $31.7 million was due to acquisitions. Taking out exchange rate differences and sales from acquisitions, overall sales in Europe grew organically by approximately 10 percent as compared to the year ago quarter. More specifically, our efforts to expand our presence in the electrical wire & cable market in Europe resulted in sales of $55.9 million in the quarter as compared to $42.3 million in the year ago quarter. Excluding $4.0 million of favorable foreign exchange effects, sales in the European electrical wire & cable market were approximately 23 percent higher than the year ago quarter. ”

“In the emerging markets of Latin America and Asia Pacific, we saw a 38 percent increase in year-on-year sales, including a favorable impact of $3.5 million relating to currency exchange rate effects. Growth was again particularly strong in Asia Pacific, where we posted year-on-year growth of approximately 65 percent,” continued Grubbs.

Third Quarter Operating Results

“As a result of solid sales growth, third quarter operating margins were 7.8 percent as compared to 7.2 percent in the year ago period,” said Grubbs. “In North America, our operating margins were 8.6 percent as compared to 7.8 percent in the year ago quarter, with sales growth again producing additional operating leverage.”

Grubbs added, “In Europe, operating margins in the most recent quarter were 4.9 percent as compared to 5.0 percent in the year ago quarter. This slight decline in operating margins reflects a drop in gross margins as we realized less benefit from copper price volatility than we did in the year ago quarter. Overall, we were again encouraged by the results in the most recent quarter as well as the near-term outlook for our business in Europe.”

“Third quarter operating margins in the emerging markets were 7.8 percent as compared to 6.9 percent in the year ago quarter. Continued sales growth throughout these markets once again allowed us to leverage infrastructure costs that resulted in improved operating margins,” added Grubbs.

Cash Flow and Leverage

“In the third quarter we generated $10.0 million in cash from operations as compared to $17.4 million used in operations in the year ago quarter,” said Dennis Letham, Executive Vice President-Finance. “The positive cash flow in the quarter reflects the slower consecutive growth rates we discussed above and the related effects of that on additional working capital needs.”

“Increased working capital requirements associated with our year-on-year sales growth, combined with two acquisitions completed in the first nine months for total consideration of $41.7 million and the repurchase of $162.7 million of our outstanding shares during the first quarter of 2007, have increased our debt-to-total capital ratio. At the end of the third quarter that ratio was 49.6 percent as compared to 45.7 percent at the end of 2006. For the third quarter our weighted-average cost of borrowed capital was 4.3 percent as compared to 5.5 percent in the year ago quarter. At the end of the third quarter, approximately 78 percent of our total borrowings of $1.03 billion had fixed interest rates, either by the terms of the borrowing agreements or through hedging contracts. We also had $246.9 million of available, unused credit facilities at September 28, 2007, which provide us with the resources to support continued strong organic growth and to pursue other strategic alternatives, such as acquisitions, in the coming quarters.”

Business Outlook

Grubbs concluded, “The record sales and earnings performance in the first nine months of 2007 is the result of many of the same underlying trends that generated record performances over the past couple of years. Assuming no significant deterioration in the economy during the final months of 2007, we will again have a record-setting year for sales, earnings and return on equity. That said, we do expect that fourth quarter sales and earnings, consistent with historical patterns for the fourth quarter, will show a modest decline from the results we reported for the recently completed third quarter. This projected decline is exclusively based on the fact that there are fewer working days in the fourth quarter due to the Thanksgiving and Christmas holidays.”

“As we look to the start of a new year, we remain focused on building on our strategic initiatives of growing our security and OEM supply businesses, adding to our supply chain services offering, enlarging the geographic presence of our electrical wire & cable business, and expanding our product offering,” said Grubbs. “There is no question that the uncertainties that have developed in the credit markets in the past couple of months have introduced an element of risk in evaluating future growth. Nonetheless, if we continue to be successful with our strategic initiatives we will be in a position to continue to drive solid sales and earnings growth as we head into 2008.”

Third Quarter Earnings Report

Anixter will report results for the 2007 third quarter on Tuesday, October 23, 2007 and broadcast a conference call discussing them at 9:30 am central time. The call will be Webcast by CCBN and can be accessed at Anixter’s Website at www.anixter.com/webcasts. The Webcast also will be available over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com, or by visiting any of the investor sites in CCBN’s Individual Investor Network (such as America Online’s Personal Finance Channel and Fidelity.com). Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). The Webcast will be archived on all of these sites for 30 days.

About Anixter

Anixter International is the world’s leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts (“C” Class inventory components) to Original Equipment Manufacturers. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs, 2) more than 350,000 products and over $1 billion in inventory, 3) 221 warehouses with more than 5.5 million square feet of space, and 4) locations in 250 cities in 49 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on The New York Stock Exchange under the symbol AXE.

Safe Harbor Statement

The statements in this news release that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” “plan,” “project,” “should,” “may,” or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company’s actual results to differ materially from what is indicated here. These factors include general economic conditions, technology changes, changes in supplier or customer relationships, commodity price fluctuations, exchange rate fluctuations, new or changed competitors and risks associated with integration of recently acquired companies. Please see the company’s Securities and Exchange Commission filings for more information.

Additional information about Anixter is available on the Internet at
www.anixter.com

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Operations

	13 Weeks Ended		39 Weeks Ended
	September 28,	September 29,	September 28,	September 29,
(In millions, except per share amounts)	2007	2006	2007	2006
Net sales	$1,521.2	$1,330.5	$4,361.4	$3,640.8
Cost of goods sold	1,154.2	1,010.0	3,312.7	2,756.0

Gross profit	367.0	320.5	1,048.7	884.8
Operating expenses	246.8	223.2	718.2	634.9
Amortization of intangibles	2.0	1.2	5.8	3.2

Operating income	118.2	96.1	324.7	246.7
Interest expense	(11.5)	(10.0)	(33.5)	(27.5)
Other, net	0.2	8.2	3.3	6.6

Income before income taxes	106.9	94.3	294.5	225.8
Income tax expense	42.1	18.1	111.5	68.9

Net income	$64.8	$76.2	$183.0	$156.9

Net income per share:
Basic	$1.73	$1.95	$4.89	$4.03
Diluted	$1.51	$1.76	$4.32	$3.66
Average shares outstanding:
Basic	37.4	39.2	37.4	38.9
Diluted	42.9	43.3	42.4	42.9
Geographic Segments
Net sales:
North America	$1,068.9	$991.7	$3,067.3	$2,693.2
Europe	322.0	244.5	953.3	704.6
Asia Pacific and Latin America	130.3	94.3	340.8	243.0

	$1,521.2	$1,330.5	$4,361.4	$3,640.8

Operating income:
North America	$92.3	$77.6	$255.5	$200.8
Europe	15.7	12.0	44.7	29.9
Asia Pacific and Latin America	10.2	6.5	24.5	16.0

	$118.2	$96.1	$324.7	$246.7

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Balance Sheets
	September 28,		December 29,
(In millions)	2007		2006
Assets
Cash and cash equivalents	$		$
		45.5		50.9
Accounts receivable, net		1,233.9		1,016.1
Inventories		1,056.1		904.9
Deferred income taxes		41.4		32.0
Other current assets		19.7		16.4

Total current assets		2,396.6		2,020.3
Property and equipment, net		73.5		62.0
Goodwill		405.0		364.8
Other assets		158.2		119.1

		$3,033.3		$2,566.2

Liabilities and Stockholders’ Equity
Accounts payable	$		$
		647.5		506.8
Accrued expenses		210.0		203.4
Short-term debt		90.7		212.3

Total current liabilities		948.2		922.5
1.0% convertible senior notes		300.0		—
Revolving lines of credit and other		273.6		238.2
5.95% senior notes		200.0		200.0
3.25% zero coupon convertible notes		162.7		158.8
Other liabilities		104.7		84.7

Total liabilities		1,989.2		1,604.2
Stockholders’ equity		1,044.1		962.0

		$3,033.3		$2,566.2